State Street Institutional Investment Trust

100 Huntington Avenue

CPH0326

Boston, MA 02116

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

February 10, 2015

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Custody Agreement”).

Pursuant to the Custody Agreement, this letter is to provide notice of the creation of additional series of the State Street Institutional Investment Trust (the “Trust”, and each new series thereof, a “New Fund”, and collectively, the “New Funds”):

•	State Street International Developed Equity Index Fund

We request that you act as the Custodian for the New Funds under the terms of the Custody Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:	/s/ David James
David James, Secretary

Accepted:

State Street Bank and Trust Company

By:	/s/ Gunjan Kedia
Gunjan Kedia
Executive Vice President